Exhibit 99.1

Sientra Reports Fourth Quarter and Full Year 2017 Financial Results

Remains on Track for Full and Final FDA Approval for U.S. Manufactured Implants

Received ISO 13485 Certification for Breast Implants and Tissue Expanders

Advanced miraDry Integration and Optimization Strategy

Santa Barbara, CA – March 13, 2018 – Sientra, Inc. (NASDAQ: SIEN) (“Sientra” or the “Company”), a medical aesthetics company, today announced its financial results for the fourth quarter and full year ended December 31, 2017.

Jeffrey M. Nugent, Chairman and Chief Executive Officer of Sientra, said, “I am proud of our team’s accomplishments through 2017 that helped Sientra to become a leading global aesthetics company. Sientra’s base portfolio has been strengthened through diversification and is showing traction in all categories as a result of our continued strong relationships and credibility within our targeted professional sectors.  We have completed the majority of the requirements needed for full FDA approval of our breast implant products. Our site-change PMA supplement and two of three smaller submissions for manufacturing process improvements have been approved and shortened the timeline to our relaunch into the breast implant market. We look forward to begin selling our U.S. manufactured silicone gel breast implants and offering our customers and their patients with the well-documented Sientra advantages.”

“As it relates to the final outstanding PMA submission, we provided the FDA with our comprehensive response in late February and have been working interactively with the Agency to gain final approval.  Though statutorily the FDA has until the middle of the second quarter of 2018 to respond to the one remaining submission, we continue to believe the questions raised by the FDA should be resolvable before then based on encouraging dialogue over these past few weeks.  Finally, on a separate regulatory topic, I am pleased to announce our ISO 13485 certification has been granted.  This incremental ISO certification represents a significant milestone as it will allow Sientra to enter select international markets with compelling comparative clinical data as the 3rd FDA-approved portfolio of breast implants available OUS.”

Mr. Nugent added, “The acquisition of Miramar Labs, now renamed miraDry, completed in the third quarter of 2017 has significantly strengthened the Sientra portfolio. Through the integration into Sientra, we have attracted a larger group of highly experienced individuals into our commercial organization both domestically and internationally. We have also made a number of improvements to the clinical protocol resulting in positive feedback on treatment efficacy that heightened professional interest and market awareness. Overall, improvements since the acquisition have further validated our confidence in our unique opportunity to deliver a proven long term solution to a significant number of patients with unmet needs.”

Patrick F. Williams, Chief Financial Officer of Sientra, said, “Following our recent shelf registration and subsequent filing of an At-The-Market equity feature, we believe that we have a high degree of financial flexibility with a number of options to strengthen our capital structure. We look forward to having access to an additional $10 million from our existing credit facility upon full and final FDA manufacturing approval and believe that our capital options and associated economics become more favorable upon approval.”

Fourth Quarter 2017 Financial Review

As of the third quarter 2017, the Company has reported results in two segments, Breast Products and miraDry. The Breast Products segment includes the Company’s breast implant portfolio, tissue expander portfolio, and scar management products. The miraDry segment consists of the miraDry business, the acquisition of which was completed on July 25, 2017.

Total net sales for the fourth quarter 2017 were $11.1 million, compared to total net sales of $6.5 million for the same period in 2016. Total net sales for the year ended

December 31, 2017 were $36.5 million, compared to total net sales of $20.7 million for the full year 2016.

Net sales for the Breast Products segment totaled $8.2 million in the fourth quarter 2017, a 26% increase compared to $6.5 million for fourth quarter 2016, driven primarily by the continued strong performance of the Company’s breast tissue expanders, particularly the Allox2 dual port product line. For the full year 2017, net sales of the Breast Products increased 52% to $31.5 million from $20.7 million in the prior year period.

Net sales for the miraDry segment totaled $2.9 million in the fourth quarter 2017, and $5.1 million for the full year.

Gross profit for the fourth quarter 2017 was $5.3 million, or 48% of sales, compared to gross profit of $3.9 million, or 61% of sales, for the same period in 2016. Gross profit for the full year 2017 was $22.4 million, or 61% of sales, compared to gross profit of $13.9 million, or 67% of sales, for the full year 2016. The decrease in gross profit margin for both the quarter and year is primarily due to the inclusion of miraDry, which carries a lower margin than Breast Products, and an increase in excess and obsolete inventory reserve in our Breast Products segment.

Operating expenses for the fourth quarter 2017 were $22.7 million, up 89% from $12.0 million for the same period in 2016. Full year 2017 operating expenses were $85.3 million, up 58% from $53.9 million in 2016. Operating expenses in the fourth quarter 2017 were driven higher primarily due to the increase in employee related costs and the inclusion of miraDry operating expenses subsequent to the acquisition.

Net loss for the fourth quarter 2017 was ($17.8) million, compared to ($8.1) million for the same period in 2016. Overall, the net loss for the year ending December 31, 2017 was ($64.0) million, compared to ($40.2) million in 2016.

On a non-GAAP basis, the Company reported adjusted EBITDA loss of ($14.2) million for the fourth quarter 2017, compared to an adjusted EBITDA loss of ($7.0) million for the fourth quarter 2016. For the full year 2017, adjusted EBITDA loss was ($42.1) million, versus ($35.6) million in the previous year.

Net cash and cash equivalents as of December 31, 2017 were $26.6 million compared to $37.6 million at the end of the third quarter 2017.

Additional information on the Company’s financial results can be found in Sientra’s Supplemental Financial and Operational Information schedule by visiting the Investor Relations section of Sientra’s website at www.sientra.com.

Conference Call

Sientra will hold a conference call today, Tuesday, March 13, 2018 at 1:30 p.m. PT/4:30 p.m. ET to discuss the results.

The dial-in numbers are (844) 464-3933 for domestic callers and (765) 507-2612 for international callers. The conference ID is 3166619.  A live webcast of the conference call will be available on the Investor Relations section of the Company's website at www.sientra.com.

Use of Pro Forma & Non-GAAP Financial Measures

Sientra has supplemented its US GAAP net sales and net loss with a Pro Forma net sales and non-GAAP measure of Adjusted EBITDA. Management believes that these Pro Forma and non-GAAP financial measures provide useful supplemental information to management and investors regarding the performance of the Company, facilitates a more meaningful comparison of results for current periods with previous operating results, and assists management in analyzing future trends, making strategic and business decisions and establishing internal budgets and forecasts. Tables showing Pro Forma net sales and a reconciliation of non-GAAP Adjusted EBITDA to GAAP net loss, the most directly comparable GAAP measure, are provided in the schedules below.

There are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies.  These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with Sientra’s financial statements prepared in accordance with GAAP and the reconciliations of the non-GAAP financial measures provided in the schedules below.

About Sientra

Headquartered in Santa Barbara, California, Sientra is a medical aesthetics company committed to making a difference in patients’ lives by enhancing their body image, growing their self-esteem and restoring their confidence. The Company was founded to provide greater choice to board-certified plastic surgeons and patients in need of medical aesthetics products. The Company has developed a broad portfolio of products with technologically differentiated characteristics, supported by independent laboratory testing and strong clinical trial outcomes. The Company sells its breast implants and breast tissue expanders exclusively to board-certified and board-admissible plastic surgeons and tailors its customer service offerings to their specific needs.  The Company also offers a range of other aesthetic and specialty products including BIOCORNEUM®, the professional choice in scar management, and miraDry, the only FDA cleared device to reduce underarm sweat, odor and permanently reduce hair of all colors.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, based on management’s current assumptions and expectations of future events and trends, which affect or may affect the Company’s business, strategy, operations or financial performance, and actual results may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties.  Forward-looking statements include, but are not limited to, statements regarding the timing of FDA approval of the Company’s new manufacturing facility, the expected benefits of the miraDry acquisition, the Company’s ability to become a world class, diversified aesthetics organization, and the timing of the re-launch of the Company’s breast implants. Such statements are subject to risks and uncertainties, including the dependence on positive reaction from plastic surgeons and their patients and risks associated with contracting with any third-party manufacturer and supplier, including uncertainties that a PMA Supplement or other regulatory requirements will be timely approved by the FDA or other applicable regulatory authorities and that the integration of recently acquired product lines will not achieve the anticipated benefits.  Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in the Risk Factors section of Sientra’s most recently filed Annual Report on Form 10-K for the year ended December 31, 2017.  All statements other than statements of historical fact are forward-looking statements. The words ‘‘believe,’’ ‘‘may,’’ ‘‘might,’’ ‘‘could,’’ ‘‘will,’’ ‘‘aim,’’ ‘‘estimate,’’ ‘‘continue,’’ ‘‘anticipate,’’ ‘‘intend,’’ ‘‘expect,’’ ‘‘plan,’’ or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes are intended to identify estimates, projections and other forward-looking statements. Estimates, projections and other forward-looking statements speak only as of the date they were made, and, except to the extent required by law, the Company undertakes no obligation to update or review any estimate, projection or forward-looking statement.

Investor Contacts:

Patrick F. Williams

Sientra, Chief Financial Officer
(619) 675-1047

patrick.williams@sientra.com

Tram Bui / Brian Johnston

The Ruth Group

(646) 536-7035 / (646) 536-7028

ir@sientra.com

Sientra, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share and share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net sales	$11,065	$6,488	$36,542	$20,734
Cost of goods sold	5,744	2,561	14,171	6,880
Gross profit	5,321	3,927	22,371	13,854
Operating expenses:
Sales and marketing	12,810	4,074	33,911	20,607
Research and development	2,136	2,334	9,813	9,704
General and administrative	7,784	5,633	31,537	21,959
Legal settlement	—	—	10,000	1,618
Total operating expenses	22,730	12,041	85,261	53,888
Loss from operations	(17,409)	(8,114)	(62,890)	(40,034)
Other income (expense), net:
Interest income	60	16	172	63
Interest expense	(629)	20	(1,232)	(98)
Other income (expense), net	56	18	(95)	(36)
Total other income (expense), net	(513)	54	(1,155)	(71)
Loss before income taxes	(17,922)	(8,060)	(64,045)	(40,105)
Income tax (benefit) expense	(88)	13	(17)	61
Net loss	$(17,834)	$(8,073)	$(64,028)	$(40,166)
Basic and diluted net loss per share attributable to common stockholders	$(0.92)	$(0.43)	$(3.34)	$(2.20)
Weighted average outstanding common shares used for net loss per share attributable to common stockholders:
Basic and diluted	19,394,281	18,595,286	19,159,057	18,233,177

*The results for the 3 and 12 months ended December 31, 2017 includes miraDry as of the acquisition date of July 25, 2017

Sientra, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$26,588	$67,212
Accounts receivable, net	6,569	3,082
Inventories, net	20,896	18,484
Insurance recovery receivable	39	9,375
Prepaid expenses and other current assets	1,473	1,852
Total current assets	55,565	100,005
Property and equipment, net	4,763	2,986
Goodwill	12,507	4,878
Other intangible assets, net	18,803	6,186
Other assets	575	228
Total assets	$92,213	$114,283
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$24,639	$—
Accounts payable	5,811	3,555
Accrued and other current liabilities	13,474	6,507
Legal settlement payable	1,000	10,900
Customer deposits	5,423	6,559
Total current liabilities	50,347	27,521
Deferred and contingent consideration	12,597	1,637
Warranty reserve and other long-term liabilities	1,646	1,508
Total liabilities	64,590	30,666
Stockholders’ equity:
Total stockholders’ equity	27,623	83,617
Total liabilities and stockholders’ equity	$92,213	$114,283

Sientra, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Year Ended
	December 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(64,028)	$(40,166)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,034	1,177
Provision for doubtful accounts	493	437
Provision for warranties	294	71
Provision for inventory	3,125	1,323
Amortization of acquired inventory step-up	999	61
Change in fair value of warrants	95	39
Change in fair value of deferred and contingent consideration	1,025	37
Non-cash portion of debt extinguishment loss	17	—
Amortization of debt discount and issuance costs	140	—
Non-cash interest expense	1	3
Stock-based compensation expense	6,766	3,236
Loss on disposal of property and equipment	25	124
Deferred income taxes	(21)	61
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(1,890)	927
Inventories	527	2,390
Prepaid expenses, other current assets and other assets	674	(529)
Insurance recovery receivable	9,336	(9,375)
Accounts payable	1,290	(564)
Accrued and other liabilities	3,218	(1,422)
Legal settlement payable	(9,900)	10,900
Customer deposits	(1,136)	(3,160)
Net cash used in operating activities	(45,916)	(34,430)
Cash flows from investing activities:
Purchase of property and equipment	(1,864)	(1,126)
Business acquisitions, net of cash acquired	(18,455)	(11,709)
Net cash used in investing activities	(20,319)	(12,835)
Cash flows from financing activities:
Proceeds from exercise of stock options	1,346	923
Proceeds from issuance of common stock under ESPP	647	753
Tax payments related to shares withheld for vested restricted stock units (RSUs)	(725)	—
Gross borrowings under the Term Loan	25,000	—
Gross borrowings under the Revolving Line of Credit	5,000	—
Payment on the Revolving Line of Credit	(5,000)	—
Deferred financing costs	(657)	—
Net cash provided by financing activities	25,611	1,676
Net decrease in cash and cash equivalents	(40,624)	(45,589)
Cash and cash equivalents at:
Beginning of period	67,212	112,801
End of period	$26,588	$67,212

Supplemental disclosure of cash flow information:
Interest paid	$870	$96
Supplemental disclosure of non-cash investing and financing activities:
Property and equipment in accounts payable and accrued liabilities	1,088	939
Acquisition of business, deferred and contingent consideration obligations at fair value	10,912	1,600
Forgiveness of SVB Loan commitment fee	750	—
Accrued deferred financing costs	6	—

*The results for the 12 months ended December 31, 2017 includes miraDry as of the acquisition date of July 25, 2017

Sientra, Inc.

Reconciliation of Net Loss to Non-GAAP Adjusted EBITDA

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Dollars, in thousands	2017	2016	2017	2016
Net Loss, as reported	$(17,834)	$(8,073)	$(64,028)	$(40,166)
Adjustments to net loss:
Interest (income) expense and other, net	513	(54)	1,155	71
Provision for income taxes	(88)	13	(17)	61
Depreciation and amortization - COGS	294	61	1,141	61
Depreciation and amortization - G&A	707	342	2,321	935
Depreciation and amortization - S&M	55	33	161	110
Depreciation and amortization - R&D	138	68	410	132
Stock-based compensation	1,989	606	6,766	3,236
Legal settlement expense	-	-	10,000	-
Total Adjustments to net loss	3,608	1,069	21,937	4,606
Adjusted EBITDA	$(14,226)	$(7,004)	$(42,091)	$(35,560)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
As a Percentage of Revenue**	2017	2016	2017	2016
Net Loss, as reported	(161.2%)	(124.4%)	(175.2%)	(193.7%)
Adjustments to net loss:
Interest (income) expense and other, net	4.6%	(0.8%)	3.2%	0.3%
Provision for income taxes	(0.8%)	0.2%	(0.0%)	0.3%
Depreciation and amortization - COGS	2.7%	0.9%	3.1%	0.3%
Depreciation and amortization - G&A	6.4%	5.3%	6.4%	4.5%
Depreciation and amortization - S&M	0.5%	0.5%	0.4%	0.5%
Depreciation and amortization - R&D	1.2%	1.0%	1.1%	0.6%
Stock-based compensation	18.0%	9.3%	18.5%	15.6%
Legal settlement expense	0.0%	0.0%	27.4%	0.0%
Total Adjustments to net loss	32.6%	16.5%	60.0%	22.2%
Adjusted EBITDA	(128.6%)	(108.0%)	(115.2%)	(171.5%)

*The results for the 3 and 12 months ended December 31, 2017 includes miraDry as of the acquisition date of July 25, 2017
** Adjustments may not add to the total figure due to rounding

Sientra, Inc.

Pro Forma Net Sales

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
Dollars, in thousands	2017	2016	2017	2016
Net sales - pro forma	$11,065	$10,899	$46,747	$41,179